Exhibit (a)(2)
STATE OF DELAWARE
AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
The Undersigned, desiring pursuant to the provisions of Section 17-210 of the Revised Uniform Limited Partnership Act of the State of Delaware to amend and restate the Certificate of Limited Partnership, filed on February 5, 2007, does hereby execute this Amended and Restated Certificate of Limited Partnership:
FIRST: The name of the Limited Partnership is Fidus Mezzanine Capital, L.P.
SECOND: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the registered agent at such address is National Registered Agents, Inc.
THIRD: The name and mailing address of each general partner is as follows:
Fidus Investment GP, LLC
1603 Orrington Avenue, Suite 820
Evanston, Illinois 60201
FOURTH: The limited partnership is organized under the laws of the State of Delaware solely for the purpose of operating as a Small Business Investment Company organized pursuant to the Small Business Investment Act of 1958. The limited partnership may engage only in the activities described under Title III of the Small Business Investment Act of 1958, as amended.
IN WITNESS WHEREOF, the undersigned executed this Amended and Restated Certificate of Limited Partnership on this            day of      , A.D. 2011.

Fidus Investment GP, LLC
By:

Edward H. Ross, Authorized Person